Filed pursuant to Rule 424(b)(3)

Registration No. 333-164997

PROSPECTUS

415,000 shares

Meta Financial Group, Inc.

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 415,000 shares of common stock of Meta Financial Group, Inc.  (“Meta Financial” or the “Company”) by the non-affiliate selling stockholders named in this prospectus.  The shares offered by this prospectus relate to shares issued in two separate private placements of shares completed in late January 2010.

The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” on page 4.  Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.  The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

The Company will not receive any of the proceeds from the sale of these shares by the selling stockholders.

The shares of the Company’s common stock are listed on the NASDAQ Global Market under the symbol “CASH.”  On March 2, 2010, the closing price of the Company’s shares was $21.01 per share.

Investing in these securities involves risks.  You should carefully review the discussion under the heading “Risk Factors” on page 1.

The Company’s common stock is not a savings account, deposit or other obligation of any of our bank or nonbank subsidiaries.  The common stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated March 3, 2010

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process.  Pursuant to this shelf process, the selling stockholders named under the heading “Selling Stockholders” may sell the securities described in this prospectus from time to time in one or more offerings.  We may also file a prospectus supplement to add, update or change information contained in this prospectus.  This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include important information about us, the securities being offered and other information you should know before investing.  You should read this prospectus and any applicable prospectus supplement together with the additional information about us described in the sections below entitled “Available Information” and “Information Incorporated by Reference.”

The information in this prospectus and any prospectus supplement is accurate as of the date on the front cover.  Information incorporated by reference into this prospectus and any prospectus supplement is accurate as of the date of the document from which the information is incorporated.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus to “Meta Financial,” “us,” “our,” “we,” the “Company” or other similar terms are to Meta Financial Group, Inc.

AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.  Our SEC filings are also available to the public on the SEC’s website at “http://www.sec.gov.”  In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus.  This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC.  You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus.  Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.  You may:

•                  inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room;

•                  obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•                  obtain a copy from the SEC website.

Our mailing address is 121 East Fifth Street, Storm Lake, Iowa 50588 and our Internet address is www.bankmeta.com.  Our telephone number is (712) 732-4117.  General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to such reports are available free of charge on the SEC’s website at www.sec.gov.  We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information.  These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank™ (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the significant portion of the Company’s revenues that are derived from income tax-related programs; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

META FINANCIAL

General

Meta Financial, a registered unitary savings and loan holding company, is a Delaware corporation, the principal assets of which are all the issued and outstanding shares of the Bank, a federal savings bank.  Meta Financial also owns Meta Trust, a South Dakota Trust Corporation, which provides a full range of trust services.  Unless the context otherwise requires, references herein to Meta Financial include Meta Financial and the Bank, and all subsidiaries on a consolidated basis.

The Bank is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves and a payments company that provides services nationwide.  The principal business of the Bank has historically consisted of attracting retail deposits from the general public and investing those funds primarily in one- to four-family residential mortgage loans, commercial and multi-family real estate, agricultural operations and real estate, construction, and consumer and commercial business loans primarily in the Bank’s market areas.  The Bank also purchases loan participations, mortgage-backed securities and other investments permissible under applicable regulations.

The Bank has four market areas and the MPS division: Northwest Iowa (“NWI”), Brookings, Central Iowa (“CI”), and Sioux Empire (“SE”).  The Bank’s headquarters is located at 121 East Fifth Street in Storm Lake, Iowa.  NWI operates two offices in Storm Lake, Iowa.  Brookings operates one office in Brookings, South Dakota.  CI operates a total of six offices in Iowa:  Des Moines (3), West Des Moines (2) and Urbandale.  SE operates three offices and one administrative office in Sioux Falls, SD.  MPS, which offers prepaid cards and other payment industry products and services nationwide, operates out of Sioux Falls, South Dakota and has an administrative office in Omaha, Nebraska.  The Company also has a total of twelve full-service branch offices, and one non-retail service branch in Memphis, Tennessee.

In 2004, the Bank created a division known as MPS, which issues various prepaid cards and consumer credit products, sponsors ATMs in various debit networks and offers other payment industry products and services.  MPS generates fee income and low- and no-cost deposits for the Bank through its activities.

The Company’s revenues are derived primarily from interest on commercial and residential mortgage loans, mortgage-backed securities, fees generated through the activities of MPS, other investments, consumer loans, agricultural operating loans, commercial business loans, income from service charges, loan origination fees, and loan servicing fee income.

RISK FACTORS

Before you decide to invest in the Company’s common stock, you should consider the risk factors discussed in the Company’s filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated by reference into this prospectus, including those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2009.  See “Information Incorporated By Reference.”

In addition to the risk factors incorporated by reference into this prospectus, before you decide to invest in the Company’s common stock, you should also consider the following risks related to the Company’s common stock.

The common stock is equity and is subordinate to the Company’s existing and future indebtedness and any future issuances of preferred stock and effectively subordinated to all the indebtedness and other non-common equity claims against the Company’s subsidiaries.

Shares of the Company’s common stock are equity interests in Meta Financial and do not constitute indebtedness.  As such, shares of the common stock will rank junior to all of the Company’s indebtedness and to other non-equity claims against the Company and its assets available to satisfy claims against the Company, including in the Company’s liquidation.  The Company’s board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of the Company’s common stock, and the Company is permitted to incur additional debt.  Upon liquidation, lenders and holders of the Company’s debt securities and preferred stock would receive distributions of the Company’s available assets prior to holders of the Company’s common stock.  Furthermore, the Company’s right to participate in a distribution of assets upon any of the Company’s subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors, including holders of any preferred stock.

The Company’s certificate of incorporation, as amended, the Company’s  amended and restated bylaws and certain banking laws may have an anti-takeover effect.

Provisions of the Company’s certificate of incorporation, as amended, and amended and restated bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire the Company, even if doing so would be perceived to be beneficial to the Company’s stockholders.  The combination of these provisions may prohibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of the Company’s common stock.

An investment in the Company’s common stock is not an insured deposit.

The Company’s common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund, or by any other public or private entity.  An investment in the Company’s common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common stock in any company.  As a result, if you acquire the Company’s common stock, you may lose some or all of your investment.

Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire “control” of a savings and loan holding company, such as the Company, without the prior approval of the U.S. Office of Thrift Supervision (“OTS”).

In addition to the Limit (defined herein under “Description of Common Stock - Certain Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions”) which imposes a limitation on a record owner’s ability to vote shares in excess of 10% of the then-outstanding shares of the Company’s common stock, applicable laws and OTS regulations affect the ability for an investor to make investments in  savings and loan holding companies or federal savings banks (collectively, “savings institutions”).  These “control” regulations are divided into two categories: conclusive control and rebuttable control.  Conclusive control of a savings institution occurs if an individual, or a group of individuals acting in concert, (1) acquires more than 25 percent of a class of the savings institution’s voting stock or proxies; (2) controls the election of a majority of the directors of the savings institution; (3) has contributed more than 25% of the equity capital of the savings institution; or (4) is a trustee that meets any of the foregoing.  Rebuttable control of a savings institution occurs when an acquiror (1) directly or indirectly or through one or more subsidiaries or transactions or acting in concert with one or more persons or companies, acquires more than 10% of any class of voting stock of the savings institution and is subject to any “control factor”; (2) acquires more than 25% of any class of stock of the savings institution and is subject to any control factor; or (3) holds any combination of voting stock and revocable and/or irrevocable proxies, representing more than 25% of any class of voting stock of a savings institution, and such proxies would enable the acquiror to: (a) elect one-third or more of the savings institution’s board of directors, including nominees or representatives of the acquiror currently serving on such board; (b) cause the savings institution’s stockholders to approve the acquisition or corporate reorganization of the savings institution; or (c) exert a continuing influence on a material aspect of the business operations of the savings institution.  “Control factors” are enumerated in the OTS’s control regulation (12 CFR 574.4, the “Control Regulation”).  OTS regulations also provide for the filing of a rebuttal if a presumption of concerted action is raised with respect to the stockholdings of a group of individuals and/or companies.  Such presumptions of concerted action arise where it appears that the individuals or companies involved are not independent of one another and such interests are aggregated.  The Control Regulation also enumerates factual scenarios where the OTS will presume that individuals and/or companies are acting in concert.  Rebuttals of control and rebuttals of presumption of concerted action may be rejected by the OTS if a rebuttal is inconsistent with the facts and circumstances known to the agency or where the rebuttal does not clearly and convincingly refute the rebuttable determination of control or presumption of action in concert.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the common stock offered for sale in this prospectus by the selling stockholders.  The selling stockholders will receive all of the net proceeds from these sales.

SELLING STOCKHOLDERS

The Company entered into a Securities Purchase Agreement with Cash America International, Inc. (“Cash America”) on January 22, 2010, and a Securities Purchase Agreement with NetSpend Holdings, Inc. (“NetSpend”) on January 29, 2010 (collectively, the “Purchase Agreements”) in connection with separate private placements of common stock.  All of the shares of common stock offered by the selling stockholders in this prospectus were originally issued by the Company to the selling stockholders under the Purchase Agreements.  Pursuant to the Purchase Agreements, the selling stockholders have agreed that so long as they hold shares of the common stock offered herein, they will not, and will not permit any of their affiliates to, knowingly enter into any transaction that would result in either of the selling stockholders or their affiliates to be determined by the OTS to (1) have the power to exercise a controlling influence over the management or policies of the Company or any subsidiary, (2) be in “control” (as such term is used in 12 CFR Part 574) of the Company or any subsidiary, or otherwise be required to register as a savings and loan holding company, as such term is defined in 12 C.F.R. § 583.20, (3) be an “affiliate” (as defined under 12 C.F.R. § 223.2) of any subsidiary, such that any transactions between either of the selling stockholders and such subsidiary would be subject to compliance with §§ 23A and 23B of the Federal Reserve Act or Regulation W, 12 C.F.R. Part 223, or (4) be an “insider” (as defined in 12 C.F.R. § 215.2) of the Company or any subsidiary such that any transactions between either of the selling stockholders and their affiliates, on the one hand, and the Company and such subsidiary, on the other, would be subject to compliance with Regulation O of 12 C.F.R. § 215.  Under the Purchase Agreements, if the Company offers a redemption or repurchase of common stock to any holder of common stock on a non-pro-rata basis that would cause Cash America’s or NetSpend’s ownership of common stock to exceed 9.999% or 4.999%, respectively, of the total outstanding shares of common stock of the Company, then on or prior to the date of such redemption or repurchase, the Company will purchase that portion of the shares of common stock of the Company held by Cash America in excess of 9.999%, or held by NetSpend in excess of 4.999%, of the total outstanding shares of the common stock of the Company.  Pursuant to the Purchase Agreement with NetSpend, NetSpend has agreed that during the two-year period commencing on January 29, 2010, it will not, and will not permit any of its affiliates to, (1) acquire (or beneficially own) any securities in the Company, its subsidiaries or controlled affiliates if NetSpend would then beneficially own more than 4.99% of the Company’s common stock then outstanding, (2) engage in a tender offer or other business combination with the Company, its subsidiaries or controlled affiliates or any division or line of business thereof, (3) engage in any extraordinary transaction with respect to the Company, its subsidiaries or controlled affilliates or any division thereof, (4) engage in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company, (5) form or join a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the securities of the Company, its subsidiaries or controlled affiliates, (6) act alone or in concert to seek to control the management, the board of directors or the policies of the Company, its subsidiaries or controlled affiliates, (7) take any action that would reasonably be expected to force the Company to make a public announcement regarding the matters set forth in subsections (1) through (4) above, and (8) enter into any discussions or arrangements with any third party with respect to any of the foregoing.  Under the terms of the registration rights agreements entered into pursuant to the Purchase Agreements, the Company agreed to register for resale by the selling stockholders the shares of common stock that the Company issued pursuant to the Purchase Agreements.  Unrelated to the Purchase Agreements, the Company has previously entered into other agreements with the selling stockholders.  Since mid-2008, a wholly owned subsidiary of Cash America periodically provides loan processing services and acquires a participation interest in the receivables generated by certain of the Bank's iAdvance line of credit loan receivables without recourse from the Bank.  Since 2005, NetSpend Corporation (a wholly owned subsidiary of NetSpend) and the Bank have had commercial arrangements whereby NetSpend Corporation has served as a program manager and processor of prepaid debit card programs issued by the Bank. Since 2009, NetSpend Corporation and the Bank have also been parties to a marketing arrangement whereby NetSpend markets iAdvance products to existing and prospective cardholders. Those agreements were amended in January 2010, and new agreements were entered into between the Bank and Skylight Financial, Inc. (a wholly owned subsidiary of NetSpend), to provide for the Bank to issue more debit cards to NetSpend Corporation and Skylight Financial, Inc. managed debit cardholders and to allow NetSpend Corporation the right to purchase iAdvance loan receivables without recourse from the Bank.

The table below sets forth information with respect to the selling stockholders and the shares of the Company’s common stock beneficially owned by the selling stockholder as of March 3, 2010 that may from time to time be offered or sold pursuant to this prospectus.  The percentage of shares owned before the offering are based on the 3,065,895 shares of our common stock outstanding as of March 2, 2010.  The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares.  Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary.  The selling stockholders may offer all, some or none of their shares of common stock.  We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock.  In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

	Shares Beneficially Owned Before the Offering		Number of Shares Being	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent	Offered	Number	Percent
Cash America International, Inc.	265,000	8.6%	265,000	—	—
NetSpend Holdings, Inc.	150,000	4.9%	150,000	—	—

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell their shares of the Company’s common stock from time to time in one or more of the following manners:

•                                          on the Nasdaq Stock Market or any exchange or market on which shares of the Company’s common stock are listed or quoted;

•                                          in the over-the-counter market;

•                                          in privately negotiated transactions;

•                                          for settlement of short sales, or through long sales, options or hedging transactions involving cross or block trades;

•                                          by pledge to secure debts and other obligations;

•                                          in block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•                                          in purchases by one or more underwriters on a firm commitment or best efforts basis;

•                                          in purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement

•                                          in a special offering, an exchange distribution or a secondary distribution in accordance with the applicable rules of the Nasdaq Stock Market or of any stock market on which shares of the Company’s common stock may be listed;

•                                          through a combination of any of these transactions; or

•                                          in any other method permitted pursuant to applicable law.

The selling stockholders may use broker-dealers to sell their shares of the Company’s common stock.  In connection with such sales the broker-dealers may either receive discounts, concessions or commissions from the selling stockholders, or they may receive commissions from purchasers of shares of the Company’s common stock for whom they acted as agents.  In order to comply with the securities laws of certain states, the selling stockholders may sell their shares of the Company’s common stock only through registered or licensed broker-dealers.

The selling stockholders and any agents or broker-dealers that the selling stockholders use to sell their shares of the Company’s common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any discount, concession or commission received by them or any profit on the resale of shares as principal may be deemed to be an underwriting discount or commission under the Securities Act.  Because the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other person participating in the distribution of their shares of the Company’s common stock described in this prospectus and/or any applicable prospectus supplement will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, the anti-manipulation provisions of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of such shares by the selling stockholders or any other person.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares offered by the selling stockholder pursuant to this prospectus and/or any applicable prospectus supplement to engage in market-making activities with respect to the particular shares being distributed.  All of the foregoing may affect the marketability of the shares offered by the selling stockholders pursuant to this prospectus and/or any applicable prospectus supplement and the ability of any person or entity to engage in market-making activities with respect to such shares.

Under the registration rights agreements entered into with each of the selling stockholders, we are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  In addition, the Company has agreed to indemnify the selling stockholders, to the extent permitted by law, against all losses, claims, damages, liabilities and expense caused by (1) any untrue statement or alleged untrue statement of a material fact contained in this prospectus, including any related preliminary prospectus or final prospectus or any amendments or supplements thereto, (2) the omission or alleged omission to state herein a material fact required to be stated herein, or necessary to make the statements herein not misleading, or (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any other federal or state securities law in connection with the registration of the common stock; provided, that the indemnity shall not apply to any selling stockholder with respect to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it arises out of or is based upon a violation which occurs (1) solely in reliance upon and in conformity with written information furnished expressly for use in connection with this prospectus by any such selling stockholder, (2) as a result of any failure of such selling stockholder to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, or (3) as a result of a violation by such selling stockholder of such selling stockholder’s obligations to suspend sales of the common stock upon receipt of written notice from the Company that this prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements herein not misleading (a “Misstatement”), until such selling stockholder has received copies of the supplemented or amended prospectus that corrects such Misstatement, or until such selling stockholder is advised in writing by the Company that the use of this prospectus may be resumed.

DESCRIPTION OF COMMON STOCK

The 6,000,000 shares of capital stock authorized by the Company’s Certificate of Incorporation, as amended, are divided into two classes, consisting of 5,200,000 shares of common stock (par value $.01 per share) authorized, of which 3,065,895 shares were outstanding as of March 2, 2010, and 800,000 shares of serial preferred stock (par value $.01 per share), of which none have been issued.

Each share of the Company’s common stock has the same relative rights and is identical in all respects with each other share of the Company’s common stock.  The Company’s common stock represents non-withdrawable capital, not of an insurable type and not insured by the FDIC.

Under Delaware law, the holders of the Company’s common stock possess exclusive voting power in the Company.  Each stockholder is entitled to one vote for each share held on all matters voted upon by stockholders, subject to the restrictions on acquisitions of stock and related takeover defensive provisions set forth in the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws (see below for a summary).  If the Company issues preferred stock, holders of the preferred stock may also possess voting rights.

The following summary is not complete.  You should refer to the applicable provision of the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws and to the Delaware General Corporation Law (“DGCL”) for a complete statement of the terms and rights of the Company’s common stock.

Liquidation or Dissolution.  In the event of the liquidation or dissolution of the Company, the holders of the Company’s common stock are entitled to receive — after payment or provision for payment of all debts and liabilities of the Company (including all deposits in the Bank and accrued interest thereon) and after the distribution to certain eligible account holders who continue their deposit accounts at the Bank — all assets of the Company available for distribution, in cash or in kind.  If the Company issues preferred stock, the holders thereof may have a priority interest over the holders of the Company’s common stock in the event of liquidation or dissolution.

No Preemptive Rights.  Holders of the Company’s common stock are not entitled to preemptive rights with respect to any shares of the Company’s common stock which may be issued.  The Company’s common stock is not subject to call for redemption and each outstanding share of the Company’s common stock is fully paid and nonassessable.

Unissued Stock.  The authorized but unissued and unreserved shares of the Company’s common stock are available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan.  Except as described above, or as otherwise required to approve the transaction in which the additional authorized shares of the Company’s common stock would be issued, no stockholder approval will be required for the issuance of these shares of the Company’s common stock.  The board of directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Company’s common stock.

Transfer Agent.  The Company’s transfer agent for the common stock is Registrar and Transfer Company.

Certain Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions.  The following discussion is a general summary of certain material provisions in the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws, which may be deemed to have an “anti-takeover” effect and could potentially discourage or even prevent a bid for the Company, which might otherwise result in stockholders receiving a premium for their stock.

The Company’s Certificate of Incorporation, as amended, provides that the board of directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms.  Thus, it would take two annual elections to replace a majority of the board of directors.  The size of the Company’s board of directors may be increased or decreased only by a majority vote of the board of directors and any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.  The stockholders of the Company do not have cumulative voting rights in the election of directors and a director may only be removed for cause by the affirmative vote of 75% of the shares of stock eligible to vote.  The Certificate of Incorporation, as amended, further provides that to be eligible to serve as a director, persons must meet certain eligibility criteria.  The Company’s Amended and Restated Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

The Company’s Certificate of Incorporation, as amended, further provides that a special meeting of the Company’s stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors.

The Company’s Certificate of Incorporation, as amended, also authorizes the Company’s board of directors to issue preferred stock from time to time in one or more series subject to applicable provisions of law.  In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the board of directors does not approve, it might be possible for the Company’s board of directors to authorize the issuance of a series of the Company’s preferred stock with rights and preferences that would impede the completion of such a transaction.

The Company’s Certificate of Incorporation, as amended, further provides that in no event shall any record owner of any outstanding common stock which is beneficially owned (pursuant to Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of the Company’s common stock (the “Limit”) be entitled or permitted to any vote in respect of the shares of the Company’s common stock held in excess of the Limit.

The Company’s Certificate of Incorporation, as amended, also requires that certain business combinations, as defined therein, between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (1) be approved by at least 75% of the total number of outstanding shares of the Company’s voting stock, voting as a single class, (2) be approved by a majority of the disinterested directors of the board of directors or (3) involve consideration per share of stock generally equal to that paid by such 10% stockholder when it acquired its block of stock.

Finally, amendments to the Company’s Certificate of Incorporation, as amended, must be approved by a two-thirds vote of the Company’s board of directors and also by a majority of the outstanding shares of the Company’s voting stock; provided, however, that approval by at least 75% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Company’s Certificate of Incorporation, as amended).  The Company’s Amended and Restated Bylaws may be amended by a majority of the board of directors or the affirmative vote of at least 75% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

LEGAL MATTERS

The validity of the Company’s common stock to be offered by the selling stockholders will be passed upon for the Company by Katten Muchin Rosenman LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Meta Financial as of September 30, 2009 and 2008, and for each of the years in the two-year period ended September 30, 2009, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Meta Financial for the year ended September 30, 2007, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows Meta Financial to “incorporate by reference” information into this document. This means that Meta Financial can disclose important information by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Meta Financial has previously filed with the SEC.  The documents contain important information about Meta Financial and its financial condition.

Meta Financial’s Filings (File No. 0-22140)	Period

Annual Report on Form 10-K (including portions of the Proxy Statement for the 2010 annual stockholders meeting incorporated by reference)	Year ended September 30, 2009
Quarterly Report on Form 10-Q	Quarter ended December 31, 2009
Current Reports on Form 8-K	Filed on January 26, 2010, February 2, 2010 and February 22, 2010
Registration Statement on Form 8-A (description of the common stock)	Filed on July 23, 1993

Meta Financial also incorporates by reference additional documents that Meta Financial may file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document.  Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.  For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.